List of Significant Subsidiaries (as of August 5, 2026) Entity Name Jurisdiction Curaleaf, Inc. Delaware Focused Employer, Inc. Delaware Bloom Fungibles, LLC Arizona Curaleaf International Holdings Limited Guernsey Curaleaf International Limited United Kingdom Four20 Pharma GmbH Germany Northern Green Canada, Inc. Canada CLF AZ, Inc. Delaware CLF NY, Inc. Delaware Curaleaf CA, Inc. Delaware Curaleaf DH, Inc. Delaware Curaleaf KY, Inc. Delaware Curaleaf Massachusetts, Inc. Massachusetts Curaleaf Processing, Inc. Delaware Curaleaf OGT, Inc. Delaware Curaleaf PA, LLC Delaware Focused Investment Partners, LLC Delaware CLF Maine, Inc. Delaware Palliatech CT, Inc. Delaware Curaleaf Stamford, Inc. Connecticut Palliatech Florida, Inc. Delaware PT Nevada, Inc. Delaware CLF Sapphire Holdings, Inc. Delaware Curaleaf NJ II, Inc. Delaware GR Companies, Inc. Delaware Curaleaf Columbia, LLC Maryland MI Health, LLC Maryland Curaleaf MD, LLC Maryland Curaleaf UT, LLC Delaware IL Business Holding Corporation Delaware Broad Horizon Holdings, LLC Massachusetts